ARTICLES OF AMENDMENT
(General Business)

FILED EFFECTIVE

2007 MAR 12 AM 9:57

SECRETARY OF STATE
STATE OF IDAHO

To the Secretary of State of the State of Idaho
Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned corporation amends its articles of incorporation as follows:

1. The name of the corporation is: ABOT Mining Company

If the corporation has been administratively dissolved and the corporate name is no longer available for use, the amendment(s) below must include a change of corporate name.

2. The text of each amendment is as follows:

The directors on Thursday, March 1st ammended the bylaws to change the name of Abot Mining Company to ABT Mining Co. Inc. by a vote of three in favor and none opposed.

3. The date of adoption of the amendment(s) was: Thursday, March 1st 2007

4. Manner of adoption (check one):

- [x] The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1-1002, 30-1-1005 and 30-1-1006, Idaho Code, and was, therefore, adopted by the board of directors.
- [ ] None of the corporation's shares have been issued and was, therefore, adopted by the [ ] incorporator [ ] board of directors.
- [x] Approval by the shareholders is required and the shareholders duly approved the amendment(s) as required by either Title 30, Idaho Code or by the Articles of Incorporation.

Dated: March 2, 2007

Signed: Albert Zlotnick

Typed Name: Albert M. Zlotnick

Capacity: President

Customer Acct #:

(if using pre-paid account)

Secretary of State use only

IDAHO SECRETARY OF STATE
03/12/2007 05:00
CK: 4187 CT: 160877 BH: 1039294
1 @ 30.00 = 30.00 AMEND PROF # 3

C 29082

g:\corp\forms\arts of amendment_general business.pmd Revised 11/2004